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                                                             Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Riverstone Networks, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Riverstone Networks, Inc. of our report dated December 20, 2000, relating to the consolidated balance sheets of Riverstone Networks, Inc. as of February 28, 1999, February 29, 2000 and December 2, 2000, and the related consolidated statements of operations, cash flows and stockholders' net investment, for each of the years in the three-year period ended February 29, 2000 and the nine month period ended December 2, 2000, which report appears in the 424(b)(4) prospectus filed on February 16, 2000 which forms a part of the registration statement (No. 333-45958) on Form S-1 of Riverstone Networks, Inc..

                                     /s/ KPMG LLP

Boston, Massachusetts
April 10, 2001